UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2015

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-20355	91-1223280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, WA 98027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 425-313-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2015 Costco Wholesale Corporation (the “Company”) entered into a Co-Branded Credit Card Program Agreement (the “Program Agreement”) with Citibank, N.A. (“Citi”). A copy of the press release announcing the Program Agreement is filed with this report as Exhibit 99.1. Under the terms of the Program Agreement, Citi would become the exclusive issuer of Costco’s co-brand credit cards to new and existing customers of the Company and Visa U.S.A. Inc. would replace American Express as the credit card network for Costco in the United States and Puerto Rico beginning April 1, 2016. Once issued, Costco’s co-brand Visa credit card would serve as the Costco membership card, and would be accepted at Costco locations in the United States and Puerto Rico, as well as all merchants worldwide that accept Visa credit cards. In addition, Citi would provide customer service functions and support certain Company marketing and loyalty program activities related to the card program. The implementation of the Program Agreement is subject to the purchase by Citi of the existing co-brand credit card portfolio. The Company would receive various forms of consideration under the Program Agreement; the primary source is projected to be a royalty on spending by cardholders other than at Costco warehouses. The initial term of the Program Agreement is ten years, with an option by the Company to extend for three years. The Program Agreement contains customary representations, warranties and covenants, as well as indemnification, exclusivity, confidentiality, data sharing and security and termination provisions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included in this report:

Exhibit	Description

99.1	Press release dated March 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on March 5, 2015.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Richard A. Galanti
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press release dated March 2, 2015